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                                                                    EXHIBIT 4.17

                          REPLACEMENT PROMISSORY NOTE
$125,000                                                        JANUARY 26, 2000



        FOR VALUE RECEIVED, William W. Dolan, Trustee of the Grace W. Duffey Irrevocable Trust under Agreement dated January 26, 2000 promises to pay to SmartGate, L.C., a Florida Limited Liability Company, 4400 Independence Court, Sarasota, Florida 34234, the principal sum of One Hundred Twenty-Five Thousand ($125,000) Dollars, together with interest at the Applicable Federal Rate as follows. Principal and interest shall be repaid on the first to occur of: (1) five years from the date hereof, or (ii) the date on which the shares of SmartGate, L.C. which are pledged as collateral hereunder are sold (with the repayment under this subsection (ii) being at $1.00 of loan repayment for each pledged share which is sold).

        This Promissory Note cancels and replaces Samuel S. Duffey's $125,000 payment obligation to SmartGate, L.C. in that certain Promissory Note dated December 29, 1999, a cancelled copy of which is attached hereto. This Replacement Promissory Note is being issued as part of Samuel S. Duffey's exercise of a Stock Option and Assignment of the 125,000 shares of SmartGate, L.C. to William W. Dolan, Trustee of the Grace W. Duffey Irrevocable Trust under Agreement dated January 26, 2000 in exchange for the execution of this Replacement Promissory Note ("Assignment"). The shares being acquired by the Grace W. Duffey Irrevocable Trust under Agreement dated January 26, 2000 upon the Assignment are pledged to SmartGate, L.C. as collateral under this Replacement Promissory Note. This Replacement Promissory Note is being issued without recourse to the maker ("Borrower") and without personal liability or personal repayment obligation of the Borrower. The sole recourse of SmartGate, L.C. to collect principal and interest due under this Replacement Promissory
Note is against the shares of SmartGate, L.C. pledged as collateral hereunder. This Replacement Promissory Note can be repaid by either: (i) U.S. currency; or
(ii) delivery of shares of SmartGate, L.C. (or SmartGate, Inc., a Nevada corporation) at the valuation of $1.00 per share or the current market value (bid Price) of said shares on the repayment date, whichever is greater.

        This Replacement Promissory Note is made and executed hereunder and is governed by the laws of the State of Florida.

                                     Grace W. Duffey Irrevocable Trust under
                                     Agreement dated January 26, 2000


                                     /s/ WILLIAM DOLAN
                                     -----------------------------------------
                                     William Dolan, Trustee




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                                PROMISSORY NOTE



$375,000.00                                                    December 29, 1999




     FOR VALUE RECEIVED, Samuel S. Duffey promises to pay to SmartGate, L.C., a Florida Limited Liability Company, 4400 Independence Court, Sarasota, Florida 34234, the principal sum of Three hundred seventy five Thousand ($375,000) Dollars, together with interest at the Applicable Federal Rate as follows. Principal and interest shall be repaid on the first to occur of: (i) five years from the date hereof; or (ii) the date on which the shares of SmartGate, L.C. which are pledged as collateral hereunder are sold (with the repayment under this subsection (ii) being at $1.00 of loan repayment for each pledged share which is sold).

     This Promissory Note is being issued as part of the exercise of a Stock Option. The shares being acquired by Borrower upon exercise of the Stock Option are simultaneously being pledged to SmartGate, L.C. as collateral under this Promissory Note. This Promissory Note is being issued without recourse to the maker ("Borrower") and without personal liability or personal repayment obligation of the Borrower. The sole recourse of SmartGate, L.C. to collect principal and interest due under this Promissory Note is against the shares of SmartGate, L.C. pledged as collateral hereunder. This Promissory Note can be repaid by either (i) U.S. currency; or (ii) delivery of shares of SmartGate, L.C. (or SmartGate, Inc., a Nevada corporation) at the valuation of $1.00 per share or the current market value (bid price) of said shares on the repayment date, whichever is greater.

     This Promissory Note is made and executed hereunder and is governed by the laws of the State of Florida.



                                                  /s/ Samuel S. Duffey
                                               ---------------------------
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                    FILING SCHEDULE PURSUANT TO PARAGRAPH 2.
    INSTRUCTIONS TO ITEM 601 UNDER SECTION 229.601 EXHIBITS OF REGULATION S-K

         A Replacement Promissory Note substantially identical in all material respects except for the date, Borrower and principal amount was executed by Debra Finehout (as Borrower), dated December 29, 1999, in the principal amount of $250,000.











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                                   ASSIGNMENT



        FOR VALUE RECEIVED, Samuel S. Duffey ("Assignor") hereby assigns, transfers and delivers to William W. Dolan, Trustee of the Grace W. Duffey Irrevocable Trust under Agreement dated the 26th day of January, 2000 ("Assignee"), all of Assignor's right, title and interest in and to 125,000 membership units (shares) of SmartGate, L.C., a Florida limited liability company.

        This Assignment is being made by Assignor in consideration of Assignee executing a Replacement Promissory Note in the amount of $125,000 payable to SmartGate, L.C. replacing the $125,000 portion of that certain Promissory Note dated December 29, 1999 made by Assignor to SmartGate, L.C. This Assignment is at the same price Assignor paid for the 125,000 shares being assigned hereby, which represents consideration of fair market value.

        IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of this 26th day of January, 2000


                                        ASSIGNOR:


                                        /s/ SAMUEL S. DUFFEY
                                        ----------------------------------------
                                        Samuel S. Duffey

                    FILING SCHEDULE PURSUANT TO PARAGRAPH 2.
    INSTRUCTIONS TO ITEM 601 UNDER SECTION 229.601 EXHIBITS OF REGULATION S-K

        An Assignment substantially identical in all material respects was executed as of December 29, 1999 to Debra Finehout as Assignee assigning 250,000 membership units (shares) of SmartGate, L.C.